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                                                                   EXHIBIT 23.01

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-99777 and Form S-3 No. 333-99777-01) of Crescent Real Estate Equities Limited Partnership and Crescent Finance Company of our report dated March 14, 2005, with respect to the consolidated financial statements and schedule of Crescent Real Estate Equities Limited Partnership, Crescent Real Estate Equities Limited Partnership management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Crescent Real Estate Equities Limited Partnership included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

                                                           /s/ ERNST & YOUNG LLP
Dallas, Texas
March 24, 2005